Exhibit 99.1

MOLSON COORS ANNOUNCES THE APPOINTMENT OF

GARY S. MATTHEWS TO ITS BOARD OF DIRECTORS

MONTREAL, Canada, and DENVER, USA, November 10, 2005 – Eric H. Molson, Chairman, is pleased to announce the appointment of Gary S. Matthews to the Board of Directors of Molson Coors Brewing Company.

In his career spanning over 25 years, Gary Matthews has had leadership and operational roles at Bristol-Myers Squibb Company, Pepsico, Inc. and Procter & Gamble Company, including several years within Diageo plc, as President of Guinness Import Company, Inc. and Managing Director for Guinness UK.  He also held a senior manager role at McKinsey & Company.

“I am pleased to welcome Gary to our Board and am looking forward to his valuable insight. His broad executive and marketing experience gained serving several global consumer companies, including a world-wide beer industry player, brings an additional dimension to the current depth of our Board,” said Eric H. Molson.

Mr. Matthews, who is currently President and CEO of Sleep Innovations, Inc., is a graduate from Princeton University and has an MBA from Harvard Business School.   His appointment to the Molson Coors Brewing Company board is effective November 10, 2005.

Molson Coors Brewing Company is the fifth largest brewer in the world. It brews, markets and sells a portfolio of leading premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Kaiser, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited; and in Brazil, through Cervejarias Kaiser. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

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